                                                                      Exhibit 99

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                                 NEWS RELEASE
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                          Northern Trust Corporation
                            50 South LaSalle Street
                           Chicago, Illinois  60675
                 Contact:  Laurie McMahon, Investor Relations
                              (312) 444-7811   or
                         Sue Rageas, Public Relations
                               (312) 444-4279
Release  #01486                                     http://www.northerntrust.com
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FOR IMMEDIATE RELEASE
---------------------


NORTHERN TRUST CORPORATION REPORTS RECORD 1999 FIRST QUARTER
EARNINGS OF $.82 PER SHARE, UP 12%.


(Chicago, April 19, 1999) Northern Trust Corporation reported record net income per share of $.82 for the first quarter, an increase of 12% from the $.73 earned a year ago. Net income also increased 12% to a record $95.1 million from the $84.9 million earned in the first quarter of last year. This performance resulted in a return on average common equity of 20.6%.

     William A. Osborn, Chairman and Chief Executive Officer, commented, "Strong earnings momentum continued into the first quarter of 1999. Trust fee growth of 16%, driven by strong new business and a favorable U.S. stock market, led to an 11% increase in total revenues. Earnings per share increased 12%, above our minimum goal of 10%, and the return on average common equity of 20.6% exceeded our 18-20% target range for the eighth consecutive quarter. Trust assets under administration have grown to $1.3 trillion over the past 12 months, up 12%, with assets under management also increasing 12% to $243 billion. These results reflect our consistent and sharply focused business strategy, which positions us well for continued growth for the balance of 1999."

                                    -more-

                     FIRST QUARTER PERFORMANCE HIGHLIGHTS

     Revenues increased 11% to $420.6 million. Trust fees grew 16% to a record $224.5 million in the quarter compared to $193.7 million in the first quarter of last year, representing 53% of total revenues and 78% of noninterest income.

     Trust fees from Personal Financial Services (PFS) in the quarter increased 20% and totaled $110.6 million compared to $91.8 million in the year-ago quarter. The increase resulted primarily from continued strong new business throughout Northern Trust's national PFS network and favorable equity markets. All states recorded double-digit increases in trust fees, with Florida, Arizona and Texas each up over 20%. The Wealth Management Group also had excellent performance, with trust fees increasing 25%. Wealth Management now administers $39.2 billion in assets nationwide, up 26% from last year.

     With expansion in Indian Wells, California and entry into Grand Rapids, Michigan in 1999, Northern Trust's network of Personal Financial Services offices now includes 69 locations in seven states. Total personal trust assets under administration increased to $125.6 billion at March 31, 1999, up 19% from March 31, 1998 and 4% from December 31, 1998. Of these assets under administration, $75.8 billion is managed by Northern Trust, up 17% from March 31, 1998.

     Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 12% and totaled $113.9 million compared to $101.9 million in the year-ago quarter, reflecting strong new business. C&IS trust fees are derived from a full range of custody, investment and advisory services rendered to retirement and other asset pools of corporate and institutional clients worldwide. Although all of these services contributed to the first quarter fee growth, nearly 60% of the increase was a result of very strong securities lending fees, which increased 39% or $7.1 million to $25.0 million primarily as a result of new business, increased spreads for both domestic and international securities and favorable equity markets. Excellent new business results drove fees generated by Northern Trust Retirement Consulting, LLC up 31% or

                                   - more -

$2.4 million compared to last year's first quarter. Fees from investment products increased $2.2 million to $33.6 million and custody fees increased modestly.

     Total C&IS trust assets under administration increased to $1.17 trillion at March 31, 1999, up 11% from March 31, 1998 and 3% from December 31, 1998. Of the C&IS trust assets under administration, $166.9 billion is managed by Northern Trust, up 10% from March 31, 1998. Trust assets under administration included approximately $207 billion of global custody assets.

     Foreign exchange trading profits were $25.6 million compared to $28.1 million in the first quarter of the prior year. First quarter foreign exchange activity was impacted by a lower level of custody-related foreign exchange transactions, reflecting in particular the end of trading among the 11 European currencies that became convertible at fixed rates into the euro effective January 1, 1999.

     Total treasury management revenues from both fees and the computed value of compensating deposit balances increased 6% from the first quarter of 1998 to $24.8 million, reflecting the continued growth in business from both new and existing clients. The fee portion of these revenues accrued in the quarter was $18.1 million, up 14% from $15.9 million in the comparable quarter last year. Security commissions and trading income of $7.5 million were up 5% from a year ago. This reflects a 21% increase in brokerage commissions at Northern Trust Securities, Inc. offset in part by the absence of futures commissions resulting from Northern Trust's exit from the futures business in the middle of last year. Other operating income was $10.4 million for the first quarter compared with $11.0 million in the same period of last year, reflecting primarily a reduction in trust deposit-related fee income.

     Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $134.5 million, up 10% from the $122.0 million reported in the prior year quarter. The increase

                                    -more-
in net interest income reflects 12% growth in average earning assets and higher levels of noninterest-related funds. The asset growth included an 11% or $1.3 billion increase in loans and leases and a 35% or $1.2 billion increase in money market assets. The net interest margin was 2.07% versus 2.11% for the year-ago quarter. The slight decline in the margin is largely attributable to the growth in short-term, low margin assets.

     Nonperforming assets of $32.3 million at quarter-end decreased from $39.2 million at March 31, 1998 and $35.2 million at December 31, 1998. The overall quality of the loan portfolio remains strong. Nonaccrual and restructured loans of $30.2 million at quarter-end represent .22% of total loans and were covered
4.9 times by the $147.2 million reserve for credit losses. First quarter net charge-offs totaled $.1 million. The provision for credit losses of $.5 million in the first quarter was $3.5 million below the comparable quarter in 1998.

     Noninterest expenses totaled $266.4 million for the quarter, an increase of 13% or $30.2 million from the $236.2 million in the year-ago quarter. Approximately 55% of the increase in expenses related to salaries, incentives and employee benefits. In addition, the expense growth reflects costs associated with technology investments, business promotion, and expansion of the PFS office network.

     The increase in compensation and benefits was primarily attributable to staff growth, merit increases and higher performance-based incentives. Staff levels increased from one year ago to support growth initiatives and strong new business in both PFS and C&IS. Staff on a full-time equivalent basis at March 31, 1999 totaled 8,043, up 5% from 7,672 at March 31, 1998. Staff levels would have been approximately 9% higher than a year ago had the Corporation not outsourced the Illinois check processing at year-end. Higher performance-based compensation is principally attributable to increased accruals for incentive plans, as a result of strong performance, and for stock-based compensation plans.

                                    -more-

                                 BALANCE SHEET

     Balance sheet assets averaged $29.4 billion for the quarter, up 13% from last year's average of $26.0 billion, reflecting growth in loans and money market assets. Loans and leases averaged $14.1 billion for the quarter, an increase of $1.3 billion or 11%. Residential mortgages increased $678 million or 13% to average $5.9 billion for the quarter and represented 43% of the total loan portfolio. Commercial and industrial loans averaged $4.4 billion during the quarter compared to $3.9 billion in the first quarter of 1998. The securities portfolio increased 4% to $7.5 billion on average during the period. Money market assets averaged $4.7 billion in the quarter, up 35% or $1.2 billion from last year.

     Common stockholders' equity averaged $1.8 billion, up 13% from last year's first quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired a total of 289,294 shares at a cost of $25.5 million. An additional 1.3 million shares may be purchased after March 31, 1999 under the current share buyback program.

                          FORWARD-LOOKING STATEMENTS

     This news release may be deemed to include forward-looking statements, such as statements that relate to financial goals, business outlook, expansion plans, new business and credit quality. Actual results could differ materially from those indicated by these statements. Northern Trust's 1998 Annual Report to Stockholders, including the section of Management's Discussion and Analysis captioned "Forward-Looking Information," and periodic reports to the SEC contain additional information about factors that could affect actual results.

                                     / / /

                        NORTHERN TRUST CORPORATION                       Page 1
              (Supplemental Consolidated Financial Information)


STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
----------------------------------------------

                                                         FIRST QUARTER
                                          --------------------------------------------
                                           1999              1998          % Change (*)

                                          --------------------------------------------
Noninterest Income
     Trust Fees                           $  224.5         $  193.7            16  %
     Foreign Exchange Trading Profits         25.6             28.1            (9)
     Treasury Management Fees                 18.1             15.9            14
     Security Commissions & Trading Income     7.5              7.2             5
     Other Operating Income                   10.4             11.0            (7)
     Investment Security Transactions            -              0.7             -
                                          --------         --------       -------
Total Noninterest Income                     286.1            256.6            11

Interest Income (Taxable Equivalent)         379.1            365.7             4
Interest Expense                             244.6            243.7           N/M
                                          --------         --------       -------
Net Interest Income (Taxable Equivalent)     134.5            122.0            10

Total Revenue (Taxable Equivalent)           420.6            378.6            11

Noninterest Expenses
     Compensation                            135.7            121.7            11
     Employee Benefits                        26.0             23.5            11
     Occupancy Expense                        17.7             16.9             5
     Equipment Expense                        15.6             16.5            (5)
     Other Operating Expenses                 71.4             57.6            24
                                          --------         --------       -------
Total Noninterest Expenses                   266.4            236.2            13

Provision for Credit Losses                    0.5              4.0           N/M
Taxable Equivalent Adjustment                  8.9              8.4             5
                                          --------         --------       --------
Income Before Income Taxes                   144.8            130.0            11
Provision for Income Taxes                    49.7             45.1            10
                                          --------         --------       -------
NET INCOME                                $   95.1         $   84.9            12  %
                                          ========         ========       =======

Net Income Per Common Share
     Basic                                $   0.85         $   0.75            13  %
     Diluted                                  0.82             0.73            12

Return on Average Common Equity              20.62  %         20.73  %
Average Common Equity                     $1,848.8         $1,636.0            13  %
Return on Average Assets                      1.31  %          1.32  %

Common Dividend Declared per Share        $   0.24         $   0.21            14  %
Preferred Dividends (millions)                 1.1              1.3            (9)

Average Common Shares Outstanding (000s)
     Basic                                 110,822          110,902
     Diluted                               115,070          115,056
Common Shares Outstanding (EOP)            111,643          111,519

(N/M) Not Meaningful

  (*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.
Note: Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current period's financial statements.

                          NORTHERN TRUST CORPORATION                    Page 2
              (Supplemental Consolidated Financial Information)




BALANCE SHEET ($ IN MILLIONS)
-----------------------------


                                                                 MARCH 31
                                                 ---------------------------------------------
                                                  1999            1998            % Change (*)
                                                 ---------------------------------------------

Assets
   Money Market Assets                           $ 3,423.3      $ 3,534.0                (3) %
   Securities
       U.S. Government                               304.7          395.6               (23)
       Federal Agency and Other                    6,386.3        4,308.0                48
       Municipal                                     517.7          433.7                19
       Trading Account                                14.5           14.2                 2
                                                 ---------       --------            ------
   Total Securities                                7,223.2        5,151.5                40
   Loans and Leases                               14,046.5       12,952.2                 8
                                                 ---------      ---------            ------
   Total Earning Assets                           24,693.0       21,637.7                14
   Reserve for Credit Losses                        (147.2)        (147.7)              N/M
   Cash and Due from Banks                         1,195.1        1,124.0                 6
   Trust Security Settlement Receivables             354.2          357.3                (1)
   Buildings and Equipment                           346.2          327.8                 6
   Other Nonearning Assets                         1,113.3          952.7                17
                                                 ---------      ---------            ------
  Total Assets                                   $27,554.6      $24,251.8                14  %
                                                 =========      =========            ======
Liabilities and Stockholders' Equity
   Interest-Bearing Deposits
       Savings                                   $ 6,837.4      $ 6,431.1                 6  %
       Other Time                                    513.5          470.5                 9
       Foreign Office Time                         4,817.5        5,192.6                (7)
                                                 ---------      ---------            ------
   Total Interest-Bearing Deposits                12,168.4       12,094.2                 1
   Borrowed Funds                                  6,625.6        4,226.0                57
   Senior Notes and Long-Term Debt                 1,526.0        1,364.2                12
                                                 ---------      ---------            ------
   Total Interest-Related Funds                   20,320.0       17,684.4                15
   Demand & Other Noninterest-Bearing Deposits     4,423.8        4,072.0                 9
   Other Liabilities                                 779.8          694.9                12
                                                 ---------       --------            ------
   Total Liabilities                              25,523.6       22,451.3                14
   Common Equity                                   1,911.0        1,680.5                14
   Preferred Equity                                  120.0          120.0                 -
                                                 ---------      ---------            ------
  Total Liabilities and Stockholders' Equity     $27,554.6      $24,251.8                14  %
                                                 ---------      =========            ======

                          NORTHERN TRUST CORPORATION

             (Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)

                                                        FIRST QUARTER
                                         -----------------------------------------
                                            1999          1998         % Change (*)
                                         ------------------------------------------
Assets
   Money Market Assets                   $ 4,737.8      $ 3,506.4           35%
   Securities
     U.S. Government                         312.2          465.3          (33)
     Federal Agency and Other              6,649.0        6,305.1            5
     Municipal                               511.2          398.2           28
     Trading Account                          12.4            8.9           39
                                         ---------      ---------          ---
   Total Securities                        7,484.8        7,177.5            4
   Loans and Leases                       14,079.2       12,735.0           11
                                         ---------      ---------          ---
   Total Earning Assets                   26,301.8       23,418.9           12
   Reserve for Credit Losses                (147.1)        (147.7)         N/M
   Nonearning Assets                       3,225.6        2,734.7           18
                                         ---------      ---------          ---
   Total Assets                          $29,380.3      $26,005.9           13%
                                         =========      =========          ===

Liabilities and Stockholders' Equity
   Interest-Bearing Deposits
     Savings                             $ 6,813.5      $ 6,280.1            8%
     Other Time                              560.4          525.6            7
     Foreign Office Time                   5,973.6        5,553.1            8
                                         ---------      ---------          ---
   Total Interest-Bearing Deposits        13,347.5       12,358.8            8
   Borrowed Funds                          7,765.7        6,042.4           29
   Senior Notes and Long-Term Debt         1,472.4        1,451.9            1
                                         ---------      ---------          ---
   Total Interest-Related Funds           22,585.6       19,853.1           14
   Demand & Other Noninterest-Bearing
    Deposits                               3,979.8        3,740.7            6
   Other Liabilities                         846.1          656.1           29
                                         ---------      ---------          ---
   Total Liabilities                      27,411.5       24,249.9           13
   Common Equity                           1,848.8        1,636.0           13
   Preferred Equity                          120.0          120.0            -
                                         ---------      ---------          ---
   Total Liabilities and
    Stockholders' Equity                 $29,380.3      $26,005.9           13%
                                         =========      =========          ===

                         NORTHERN TRUST CORPORATION
              (Supplemental Consolidated Financial Information)


Quarterly Trend Data ($ In Millions)

                                                    1999                                  1998
                                                   Quarter                              Quarters
                                                   -----------------------------------------------------------------------
                                                     First           Fourth          Third           Second          First
Net Income Summary
   Trust Fees                                      $ 224.5         $ 216.7         $ 203.6        $  202.3         $ 193.7
   Other Noninterest Income                           61.6            67.9            61.1            63.4            62.9
   Net Interest Income (Taxable Equivalent)          134.5           135.2           127.7           128.2           122.0
                                                  --------         -------        --------        --------         -------
     Total Revenue (Taxable Equivalent)              420.6           419.8           392.4           393.9           378.6
   Provision for Credit Losses                         0.5             1.0             1.0             3.0             4.0
   Noninterest Expenses                              266.4           269.4           243.8           247.7           236.2
                                                  --------         -------         -------        --------        --------
     Pretax Income (Taxable Equivalent)              153.7           149.4           147.6           143.2           138.4
   Taxable Equivalent Adjustment                       8.9             8.8             9.7             9.0             8.4
   Provision for Income Taxes                         49.7            49.0            47.7            47.0            45.1
                                                 ---------         -------        --------        --------        --------
     Net Income                                    $  95.1         $  91.6         $  90.2         $  87.2         $  84.9
                                                 =========        ========        ========        ========        =========

Per Common Share
   Net Income - Basic                              $  0.85         $  0.82         $  0.81         $  0.78         $  0.75
              - Diluted                               0.82            0.79            0.78            0.75            0.73
   Dividend Declared                                  0.24            0.24            0.21            0.21            0.21
   Book Value (EOP)                                 $17.12          $16.37          $15.84          $15.46          $15.07
   Market Value (EOP)                                88.81           87.31           68.25           76.25           74.75

Ratios
   Return on Average Common Equity                   20.62   %       20.16   %       20.55  %        20.48   %       20.73  %
   Return on Average Assets                           1.31            1.27            1.30            1.32            1.32
   Net Interest Margin                                2.07            2.08            2.01            2.14            2.11
   Productivity Ratio  (*)                             158   %         156   %         161  %          159   %         160  %
   Risk-based Capital Ratios
       Tier 1                                          9.9   %         9.8   %         9.4  %          9.3   %         9.8  %
       Total (Tier 1 + Tier 2)                        13.1            13.1            12.7            12.6            13.0
       Leverage                                        7.0             6.9             6.9             7.0             7.0

Trust Assets ($ in Billions) - EOP
   Corporate                                      $1,170.4        $1,138.5        $1,024.5        $1,090.3        $1,056.5
   Personal                                          125.6           121.2           104.8           110.2           105.5
                                                  --------        --------        --------        --------        --------
     Total Trust Assets                           $1,296.0        $1,259.7        $1,129.3        $1,200.5        $1,162.0
                                                  ========        ========        ========        ========         =======
   Memo:  Managed Assets                          $  242.7        $  236.0        $  220.7        $  228.7        $  216.5

Asset Quality ($ in Millions) - EOP
   Nonaccrual and Restructured Loans              $   30.2        $   32.9        $   29.6        $   27.0         $  36.2
   Other Real Estate Owned (OREO)                      2.1             2.3             1.6             2.0             3.0
                                                  --------        --------        --------        --------         -------
     Total Nonperforming Assets                   $   32.3        $   35.2        $   31.2        $   29.0         $  39.2
                                                  ========        ========        ========        ========         =======
     Nonperforming Assets / Loans & OREO              0.23 %          0.26 %          0.23 %          0.21 %          0.30 %

   Gross Charge-offs                              $    0.4        $    1.0        $    1.5        $    4.6         $   4.7
   Gross Recoveries                                    0.3             0.2             0.4             0.4             0.8
                                                  --------        --------        --------        --------         -------
     Net Charge-offs                              $    0.1        $    0.8        $    1.1        $    4.2         $   3.9
                                                   =======        ========        ========        ========         =======
   Net Charge-offs (Annualized) to Average Loans     0.002 %          0.02 %          0.03 %          0.13 %          0.12 %
   Reserve for Credit Losses                       $ 147.2        $  146.8        $  146.6        $  146.7         $ 147.7
   Reserve to Nonaccrual and Restructured Loans        487 %           446 %           496 %           543 %           408 %

(*) The productivity ratio is defined as total revenue on a taxable equivalent basis divided by noninterest expenses.